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                                     FORM 12b-25

                   U.S. SECURITIES & EXCHANGE COMMISSION
                       WASHINGTON, D.C.    USA 20549


FORM 12B-25 NOTIFICATION OF LATE FILING            Sec File Number: 0-13967
                                                                  ---------
                                                   CUSIP NUMBER: 46054K 103
                                                                -----------
                                (Check One):

[  ] FORM 10-K    [  ] FORM 11-K   [X] FORM 20-F    [  ]   FORM 10-Q

                    For Period Ended: February 29, 2000
                                     -------------------

Part I - Registrant Information

                         VERONEX TECHNOLOGIES, INC.
                        ---------------------------
           (Exact Name of Registrant as specified in its charter)

                    Province of British Columbia, Canada
                   -------------------------------------
              (Jurisdiction of incorporation or organization)

 #1505-800 West Pender Street, Vancouver, British Columbia, Canada V6C 2V6
 -------------------------------------------------------------------------
                  (Address of principal executive offices)

                               (604) 647-2225
                               --------------
                      (Registrant's Telephone Number)


Part II - Rules 12b-25(b) and (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[   ]     (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[xx] (b) The subject annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ]     (c)  The accountant's statement or other exhibit required by the
Rule 12b-25(c) has been attached if applicable.

Part III - Narrative

The Company's financial statements as at February 29, 2000 will not be finalized by the required filing date. This is due to various factors, including, but not limited to, the fact that the auditor performing the field work in regard to the preparation of the aforementioned financial statements suffered a stroke on August 11, 2000. In addition, there have been some complications obtaining some of the required information from the Company's operations in the Phillippines.

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It is anticipated that the subject annual report on Form 20-F will be filed no later than September 15, 2000.

Part IV - Other Information


     (1) Name and telephone number of person to contact in regard to this notification:

            David A. Hite            714            668-0100
            -------------            ----           ---------
            (name)               (area code)      (telephone number)

     (2) Have all other periodic reports required (under Section 13 or 15(d) of the Securities Exchange Act of 1934) during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If anser is no, identify report(s):
[xx] Yes     [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report
or portion thereof?                                  [xx]   Yes    [   ] No

                         VERONEX TECHNOLOGIES, INC.
                        ---------------------------
                (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  August 30, 2000                 By:/S/ "David A. Hite"
                                             -----------------
                                       David A. Hite, CEO, CFO, & President


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